Exhibit 4.7

DESCRIPTION OF THE REGISTRANT’S SECURITIES

REGISTERED PURSUANT TO SECTION 12

OF THE SECURITIES EXCHANGE ACT OF 1934

Capital Stock

The Company’s authorized capital stock consists of 75,000,000 shares of capital stock, consisting of 50,000,000 shares are common stock, par value $0.001 per share, and 25,000,000 shares of preferred stock, par value $0.001 per share.

The following is a summary of the material provisions of our capital stock provided for in our amended and restated certificate of incorporation, as amended, and amended and restated bylaws. For additional detail about our capital stock, please refer to our certificate of incorporation and amended and restated bylaws, each as amended.

Common Stock

Our board of directors is authorized, without stockholder approval, to issue additional shares of our capital stock.

Our common stock trades on the Nasdaq Capital Market under the symbol “BCDA.”

Voting

Each holder of our common stock is entitled to one vote for each share on all matters submitted to a vote of the stockholders, including the election of directors. Our amended and restated certificate of incorporation and amended and restated bylaws do not provide for cumulative voting rights. Because of this absence of cumulative voting, the holders of a majority of the shares of our common stock entitled to vote in any election of directors can elect all of the directors standing for election, if they should so choose. Subject to the rights of holders of any series of preferred stock with respect to the election of directors, a director may be removed from office by our stockholders only for cause and only by the affirmative vote of the holders of at least 66 2/3% in voting power of our stock entitled to vote thereon.

The Delaware General Corporation Law provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation’s certificate of incorporation or bylaws, unless the corporation’s certificate of incorporation or bylaws, as the case may be, requires a greater percentage. The affirmative vote of the holders of at least 66 2/3% in voting power of our stock entitled to vote thereon shall be required for our stockholders to amend, alter or repeal our amended and restated bylaws.

Dividend Rights

Subject to preferences that may be applicable to any then outstanding preferred stock, holders of our common stock are entitled to receive equally on a per share basis those dividends, if any, as may be declared from time to time by our board of directors out of legally available funds. We have never declared or paid cash dividends on any of our capital stock and currently do not anticipate paying any cash dividends in the foreseeable future.

Rights to Receive Liquidation Distributions

In the event of our liquidation, dissolution or winding up, holders of our common stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of our debts and other liabilities and the satisfaction of any liquidation preferences that may be granted to the holders of any then outstanding shares of preferred stock.

Rights and Preferences

Holders of our common stock have no preemptive, conversion or subscription rights, and there are no redemption or sinking fund provisions applicable to our common stock. The rights, preferences and privileges of the holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock, which we may designate and issue in the future.

Effect of Certain Provisions of our Amended and Restated Certificate of Incorporation and Bylaws

Our amended and restated certificate of incorporation and amended and restated bylaws contain provisions that could have the effect of delaying, deferring, or discouraging another party from acquiring control of us. These provisions and certain provisions of Delaware law, which are summarized below, could discourage takeovers, coercive or otherwise. These provisions are also designed, in part, to encourage persons seeking to acquire control of us to negotiate first with our board of directors. We believe that the benefits of increased protection of our potential ability to negotiate with an unfriendly or unsolicited acquirer outweigh the disadvantages of discouraging a proposal to acquire us.

Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws

Our amended and restated certificate of incorporation and our amended and restated bylaws provide for the following:

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Undesignated Preferred Stock. The ability to authorize undesignated preferred stock makes it possible for our board of directors to issue one or more series of preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of our company. These and other provisions may have the effect of deferring hostile takeovers or delaying changes in control or management of our company.

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Limits on Ability of Stockholders to Act by Written Consent or Call a Special Meeting. Our amended and restated certificate of incorporation provides that our stockholders may not act by written consent except in limited circumstances. In addition, our amended and restated certificate of incorporation requires that special meetings of the stockholders be called only by our board of directors, our chief executive officer or our president (in the absence of a chief executive officer). This limit on the ability of stockholders to act by written consent or call a special meeting may lengthen the amount of time required to take stockholder proposed actions.

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Requirements for Advance Notification of Stockholder Nominations and Proposals. Our amended and restated bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of our board of directors or a committee of the board of directors.

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Board Classification. Our board of directors is divided into three classes. The directors in each class are elected to serve for a three-year term, one class being elected each year by our stockholders. This system of electing and removing directors may tend to discourage a third party from making a tender offer or otherwise attempting to obtain control of us, because it generally makes it more difficult for stockholders to replace a majority of the directors.

Anti-Takeover Effects of Delaware Law

Certain provisions of Delaware law contain provisions that could have the effect of delaying, deferring or discouraging another party from acquiring control of us. These provisions, which are summarized below, are expected to discourage certain types of coercive takeover practices and inadequate takeover bids. These provisions are also designed in part to encourage anyone seeking to acquire control of us to first negotiate with our board of directors. We believe that the advantages gained by protecting our ability to negotiate with any unsolicited and potentially unfriendly acquirer outweigh the disadvantages of discouraging such proposals, including those priced above the then-current market value of our common stock, because, among other reasons, the negotiation of such proposals could improve their terms.

Delaware Anti-Takeover Statute

We are subject to the provisions of Section 203 of the Delaware General Corporation Law regulating corporate takeovers. In general, Section 203 prohibits a publicly held Delaware corporation from engaging, under certain circumstances, in a business combination with an interested stockholder for a period of three years following the date the person became an interested stockholder unless:

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prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

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upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, but not for determining the outstanding voting stock owned by the interested stockholder, (1) shares owned by persons who are directors and also officers and (2) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

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at or subsequent to the date of the transaction, the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

Generally, a business combination includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. An interested stockholder is a person who, together with affiliates and associates, owns or, within three years prior to the determination of interested stockholder status, did own 15% or more of a corporation’s outstanding voting stock. We expect the existence of this provision to have an anti-takeover effect with respect to transactions our board of directors does not approve in advance. We also anticipate that Section 203 may discourage business combinations or other attempts that might result in a premium over the market price for the shares of our common stock held by our stockholders.

The provisions of Delaware law could have the effect of discouraging others from attempting hostile takeovers and, as a consequence, they may also inhibit temporary fluctuations in the market price of our common stock that often result from actual or rumored hostile takeover attempts. These provisions may also have the effect of preventing changes in our management. It is possible that these provisions could make it more difficult to accomplish transactions that our stockholders may otherwise deem to be in their best interests.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Continental Stock Transfer & Trust. The address of Continental Stock Transfer & Trust is 1 State Street 30th Floor, New York, New York 10004-1561. Shares of our common stock will be issued in uncertificated form only, subject to limited circumstances.